                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG



                             PRISM SOLUTIONS, INC.,

                      CUSTOMER FOCUS INTERNATIONAL, INC.,

                              C ACQUISITION CORP.

                                      AND

               SHAREHOLDERS OF CUSTOMER FOCUS INTERNATIONAL, INC.



                                JANUARY 26, 1998

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
     1.  PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1
         1.2     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
         1.3     Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2
         1.4     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .        3
         1.5     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
         1.6     Securities Law Issues  . . . . . . . . . . . . . . . . . . . . . . . . .        3
         1.7     Tax-Free Reorganization  . . . . . . . . . . . . . . . . . . . . . . . .        3
         1.8     Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . .        3

     2.  REPRESENTATIONS AND WARRANTIES OF CFI AND
           THE CFI SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4
         2.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . .        4
         2.2     Power, Authorization and Validity  . . . . . . . . . . . . . . . . . . .        4
         2.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4
         2.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5
         2.5     No Violation of Articles or Existing Agreements  . . . . . . . . . . . .        5
         2.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5
         2.7     CFI Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .        6
         2.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6
         2.9     Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . .        6
         2.10    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . .        7
         2.11    Agreements and Commitments . . . . . . . . . . . . . . . . . . . . . . .        8
         2.12    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . .        9
         2.13    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . .       10
         2.14    Certain Transactions and Agreements  . . . . . . . . . . . . . . . . . .       10
         2.15    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
         2.16    Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .       12
         2.17    No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
         2.18    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
         2.19    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
         2.20    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13
         2.21    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . .       13
         2.22    Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .       14
         2.24    CFI Shareholders' Representations  . . . . . . . . . . . . . . . . . . .       14

     3.  REPRESENTATIONS AND WARRANTIES OF PRISM  . . . . . . . . . . . . . . . . . . . .       17
         3.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . .       17
         3.2     Power, Authorization and Validity  . . . . . . . . . . . . . . . . . . .       17
         3.3     No Violation of Certificate, Existing Agreements or Laws . . . . . . . .       17
         3.4     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         3.5     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . .       18
         3.6     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18

     4.  CFI PRECLOSING COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         4.1     Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         4.2     Maintenance of Business  . . . . . . . . . . . . . . . . . . . . . . . .       18
         4.3     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . .       19
         4.4     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
         4.5     Regulatory Approvals     . . . . . . . . . . . . . . . . . . . . . . . .       20
         4.6     Necessary Consents . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
         4.7     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
         4.8     No Other Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . .       21
         4.9     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . .       21
         4.10    Satisfaction of Conditions Precedent . . . . . . . . . . . . . . . . . .       21
         4.11    Blue Sky Laws      . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
         4.12    Notification of Employee Problems  . . . . . . . . . . . . . . . . . . .       21
         4.13    CFI Affiliates Agreements  . . . . . . . . . . . . . . . . . . . . . . .       21

    5.   PRISM PRECLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         5.1     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         5.2     Satisfaction of Conditions Precedent.... . . . . . . . . . . . . . . . .       22
         5.3     Blue Sky Laws      . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         5.4     Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         5.5     Litigation         . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         5.6     Prism Affiliates Agreements  . . . . . . . . . . . . . . . . . . . . . .       22

    6.   CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
         6.1     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
         6.2     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . .       23

     7.  CONDITIONS TO OBLIGATIONS OF CFI . . . . . . . . . . . . . . . . . . . . . . . .       24
         7.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . .       24
         7.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         7.3     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         7.4     Government Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         7.5     Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         7.6     No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         7.7     Opinion of Prism's Counsel . . . . . . . . . . . . . . . . . . . . . . .       24
         7.8     Satisfactory Form of Legal and Accounting Measures . . . . . . . . . . .       25
         7.9     Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . .       25

     8.  CONDITIONS TO OBLIGATIONS OF PRISM   . . . . . . . . . . . . . . . . . . . . . .       25
         8.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . .       25
         8.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         8.3     Absence of Material Adverse Change . . . . . . . . . . . . . . . . . . .       25
         8.4     Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         8.5     Government Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         8.6     Documents          . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         8.7     No Litigation      . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         8.8     Opinion of CFI's Counsel . . . . . . . . . . . . . . . . . . . . . . . .       26

         8.9     Requisite Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         8.10    Escrow     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         8.11    Employment and Noncompetition Agreements . . . . . . . . . . . . . . . .       26
         8.12    Termination of Rights      . . . . . . . . . . . . . . . . . . . . . . .       26
         8.13    Resignation of Directors   . . . . . . . . . . . . . . . . . . . . . . .       26
         8.14    Satisfactory Form of Legal and Accounting Matters  . . . . . . . . . . .       26

     9.  TERMINATION OF AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         9.2     Certain Continuing Obligations . . . . . . . . . . . . . . . . . . . . .       27

    10.  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND
           REMEDIES, CONTINUING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .       27
         10.1    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . .       27
         10.2    CFI Agreement to Indemnify . . . . . . . . . . . . . . . . . . . . . . .       28

    11.  MISCELLANEOUS      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         11.1    Governing Law; Dispute Resolution  . . . . . . . . . . . . . . . . . . .       30
         11.2    Assignment; Binding upon Successors and Assigns  . . . . . . . . . . . .       31
         11.3    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
         11.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
         11.5    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         11.6    Amendment and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .       32
         11.7    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         11.8    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         11.9    Notices    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         11.10   Construction of Agreement  . . . . . . . . . . . . . . . . . . . . . . .       33
         11.11   No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
         11.12   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
         11.13   Absence of Third Party Beneficiary Rights  . . . . . . . . . . . . . . .       33
         11.14   Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . .       33
         11.15   Confidentiality    . . . . . . . . . . . . . . . . . . . . . . . . . . .       34
         11.16   Time is of the Essence . . . . . . . . . . . . . . . . . . . . . . . . .       34
         11.17   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34

Exhibits:

    Exhibit A-1             Form of Certificate of Merger
    Exhibit A-2             Form of Agreement of Merger
    Exhibit B-1             Form of Thuan D. Phan Employment Agreement
    Exhibit B-2             Form of Eddy Pao Employment Agreement
    Exhibit B-3             Form of Henry Lee Employment Agreement
    Exhibit B-4             Form of Lou De Freitas Employment Agreement
    Exhibit B-5             Form of Thuan D. Phan Noncompetition Agreement
    Exhibit B-6             Form of Eddy Pao Noncompetition Agreement
    Exhibit C               Form of CFI Escrow Agreement
    Exhibit 1.4A and B      Form of Articles and Bylaws
    Exhibit 1.7A and B      Form of Officer Certificates
    Exhibit 4.4             Form of CFI Intellectual Property Agreement
    Exhibit 4.13            Form of CFI Affiliates Agreement
    Exhibit 5.6             Form of Prism Affiliates Agreement
    Exhibit 7.7             Form of Fenwick & West LLP Opinion
    Exhibit 7.9             Registration Rights Agreement
    Exhibit 8.8             Form of  Maher, Lee & Goddard LLP Opinion




    Except for Exhibit A-2, Exhibit B-1 and Exhibit B-5, the exhibits on the above list are not material and have been omitted. The registrant agrees to furnish supplementally a copy of any omitted exhibits or schedules to the Commission upon request.

                      AGREEMENT AND PLAN OF REORGANIZATION



         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into as of January 26, 1998, by and among Prism Solutions, Inc., a Delaware corporation ("Prism "), C Acquisition Corp., a Delaware corporation and the wholly-owned subsidiary of Prism ("Newco"), Customer Focus International, Inc., a California corporation ("CFI"), and, with respect to the provisions of Articles 2, 10 and 11 only, Thuan D. Phan, Eddy Pao and Michael Sheehy, the shareholders of CFI (collectively "CFI Shareholders").

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into CFI in a reverse triangular merger (the "Merger"), with CFI to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, a Certificate of Merger substantially in the form of Exhibit A-1 (the "Certificate of Merger"), an Agreement of Merger substantially in the form of Exhibit A-2 (the "Agreement of Merger") and the applicable provisions of the laws of the states of Delaware and California. Upon the effectiveness of the Merger, all the outstanding Common Stock of CFI will be converted into Common Stock of Prism in the manner and on the basis determined herein and as provided in the Certificate of Merger and the Agreement of Merger.

         B. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code.

         C.      At the Closing of this Agreement:

                 1. Thuan D. Phan, Eddy Pao, Henry Lee and Lou De Freitas are entering into with Prism Employment Agreements and Noncompetition Agreements substantially in the form of Exhibit B-1 through B-6;

                 2. Each of the CFI Shareholders are entering into an Escrow Agreement in substantially the form of Exhibit C hereto (the "Escrow Agreement").

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1.       PLAN OF REORGANIZATION

                 1.1 The Merger. The Certificate of Merger and the Agreement of Merger will be filed with the Secretaries of State of the States of Delaware and California, respectively, as soon as practicable after the Closing (as defined in Section 6.1 below). The effective time of the Merger as specified in the Certificate of Merger and the Agreement of Merger (the "Effective Time") will occur on or before January 26, 1998, or on such other date as the parties hereto may mutually agree upon. Subject to the terms and conditions of this Agreement, the Certificate of Merger and the Agreement of Merger, Newco will be merged with and into CFI in a statutory merger pursuant to the Certificate of Merger and the Agreement of Merger and in accordance with applicable provisions of Delaware and California laws as follows:

                          1.1.1   Conversion of CFI Shares.  Each share of CFI
Common Stock, no par value (the "CFI Common Stock"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the Applicable Number (determined in accordance with Section 1.1.2 hereof) of fully paid and nonassessable shares of Prism Common Stock, $0.001 par value ("Prism Common Stock).

                          1.1.2   Definitions.  Unless there is an adjustment
to the shares to be issued in the Merger pursuant to Section 1.1.3 below, the "Applicable Number" for the conversion of the CFI Common Stock will be determined by dividing (a) 2,877,500 by (b) the sum of the total number of issued and outstanding shares of CFI Common Stock at the Effective Time.

                          1.1.3   Adjustments for Capital Changes.  If prior to
the Merger, Prism recapitalizes either through a split-up of its outstanding shares into a greater number, or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Applicable Number governing the conversion of CFI Common Stock will be adjusted appropriately.

                          1.1.4   Conversion of Newco Shares.  Each share of
Newco Common Stock, $0.01 par value ("Newco Common Stock"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one (1) share of CFI Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of CFI Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of CFI Stock that are issued and outstanding immediately after the Effective Time.

                 1.2 Fractional Shares. No fractional shares of Prism Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of CFI Common Stock who would otherwise be entitled to receive a fraction of a share of Prism Common Stock will receive from Prism, promptly after the Effective Time, an amount of cash equal to $4.375 per, multiplied by the fraction of a share of Prism Common Stock to which such holder would otherwise be entitled.

                 1.3 Escrow Agreement. Pursuant to the Escrow Agreement, on the Closing Date, Prism will (i) withhold, pro rata, from the shares of Prism Common Stock that would otherwise be delivered to the CFI Shareholders, 10% of the total number of shares of Prism Common Stock issued to them in the Merger and (ii) deposit or cause to be deposited in escrow certificates representing the shares thus withheld. The shares of Prism Common Stock withheld pursuant to this Section 1.3 at the Closing (the "Escrow Shares") will be held as collateral for the indemnification obligations of the CFI Shareholders under Section 10.2 below and pursuant to the Escrow Agreement, pending their release from escrow pursuant to the Escrow Agreement.

                 1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Newco will cease and Newco will be merged with and into CFI and CFI will be the surviving corporation pursuant to the terms of the Certificate of Merger and the Agreement of Merger; (b) the Articles of Incorporation and Bylaws of CFI will be amended to read as set forth in Exhibit 1.4A and B as the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of CFI Common Stock outstanding immediately prior to the Effective Time will be converted as provided in this Section 1; (d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one (1) outstanding share of CFI Common Stock and each share of CFI Common Stock will be converted as provided in Sections 1.1 and 1.2; (e) Thuan D. Phan will be appointed Vice President - Managing Director, Financial Applications Business Unit of Prism and will be appointed to the Board of Directors of Prism, with the Board of Directors and executive officers of Prism otherwise remaining unchanged and the sole director of Newco immediately prior to the Effective Time will become the sole director of the surviving corporation and the officers of Newco will become the officers of the surviving corporation, except that Thuan D. Phan will be appointed President of the surviving corporation; and (f) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

                 1.5 Further Assurances. CFI agrees that if, at any time after the Effective Time, Prism considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Prism title to any property or rights of CFI as provided herein, Prism and any of its officers are hereby authorized by CFI to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Prism and otherwise to carry out the purposes of this Agreement, in the name of CFI or otherwise.

                 1.6 Securities Law Issues. Based in part on the representations of the CFI Shareholders made in Section 2.24 below, the Prism Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and/or Regulation D promulgated under the Securities Act and applicable state securities laws.

                 1.7 Tax-Free Reorganization. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code. At the Closing (as defined in Section 6.1 hereof), officers of Prism and officers of CFI will execute and deliver officers' certificates in the forms of Exhibits 1.7A-B, and the representations and other statements set forth therein are incorporated in this Agreement by this reference to the same extent as if Prism or CFI, respectively, had made such statements herein.

                 1.8 Pooling of Interests. The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes.

         2.      REPRESENTATIONS AND WARRANTIES OF CFI AND THE CFI SHAREHOLDERS

                 CFI and the CFI Shareholders, severally, hereby represent and warrant that, except as set forth in the CFI disclosure letter (the "CFI Disclosure Letter") delivered by CFI to Prism herewith, including items in the CFI Disclosure Letter referred to as "Items" below:

                 2.1 Organization and Good Standing. CFI is a corporation duly organized, validly existing and in good standing under the laws of the state of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and is qualified as a foreign corporation in each jurisdiction listed on Item 2.1. Except as listed on Item 2.1, CFI does not own or lease any real property, has no employees and does not maintain a place of business in any foreign country or in any state of the United States other than California.

                 2.2      Power, Authorization and Validity.

                          2.2.1   CFI has the corporate right, power, legal
capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which CFI is or will be a party that are required to be executed pursuant to this Agreement (the "CFI Ancillary Agreements"). This Agreement and the CFI Ancillary Agreements have been duly and validly approved by the CFI Board of Directors and shareholders, as required by applicable law.

                          2.2.2   No filing, authorization or approval,
governmental or otherwise, is necessary to enable CFI to enter into, and to perform its obligations under, this Agreement and the CFI Ancillary Agreements, except for (a) the filing of the Certificate of Merger and the Agreement of Merger with the Secretaries of State of the States of Delaware and California, respectively, the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware and California law and the filing of appropriate documents with the relevant authorities of the states other than California in which CFI is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) consents required under contracts disclosed in Item 2.5 as exceptions to the representation made in the last sentence of Section 2.5 below and (d) the approval of the CFI Shareholders.

                          2.2.3   This Agreement and the CFI Ancillary
Agreements are, or when executed and delivered by CFI and the other parties thereto will be, valid and binding obligations of CFI enforceable against CFI and the CFI Shareholders (as applicable) in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the CFI Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

                 2.3      Capitalization.

                          (a)     Authorized/Outstanding Capital Stock.  The
authorized capital stock of CFI consists of 15,000,000 shares of CFI Common Stock, no par value. 10,250,000 shares of CFI Common Stock are issued and outstanding as of this date and as of the Closing Date, of which Thuan D. Phan, Eddy Pao and Michael Sheehy hold of record and beneficially 8,800,000, 1,200,000 and 250,000 shares, respectively. Each of the CFI Shareholders holds good and marketable title to such CFI shares, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever. No shares of Preferred Stock are authorized, issued or outstanding. All issued and outstanding shares of CFI Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by CFI in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

                          (b)     Options/Rights.  There are no stock
appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of CFI's authorized but unissued capital stock or any securities or debt convertible into or exchangeable for shares of CFI Common Stock or obligating CFI to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. There is no liability for dividends accrued but unpaid. There are no voting agreements, registration rights, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of CFI's outstanding securities.

                 2.4 Subsidiaries. CFI does not have any subsidiaries or any equity interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

                 2.5 No Violation of Articles or Existing Agreements. Neither the execution and delivery of this Agreement or any CFI Ancillary Agreement, nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of CFI, as currently in effect, (b) any material instrument or contract to which CFI is a party or by which CFI or its assets is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to CFI or its assets or properties. Except as disclosed in Item 2.5, the consummation of the Merger and succession by Prism to all rights, licenses, franchises, leases and agreements of CFI will not require the consent of any third party and will not have any material adverse effect upon any such rights, licenses, franchises, leases or agreements pursuant to the terms of those agreements.

                 2.6 Litigation. There is no action, proceeding or investigation pending or, to CFI's actual knowledge, threatened against CFI before any court or administrative agency that, if determined adversely to CFI, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of CFI or in which the adverse party or parties seek to recover in excess of $10,000 against CFI. There is no basis for any person, firm, corporation or entity to assert a claim against CFI or Prism as successor in interest to CFI based upon: (a) ownership or rights to ownership of any shares of CFI Common Stock, (b) any rights as a CFI securities holder, including, without limitation, any option or other right to acquire any CFI securities, any preemptive rights or any rights to notice or to vote, or (c) any rights under any agreement between CFI and any CFI securities holder or former CFI securities holder in such holder's capacity as such.

                 2.7 CFI Financial Statements. CFI has delivered to Prism as Item 2.7 CFI's unaudited balance sheet as of December 31, 1997 (the "Balance Sheet Date") and CFI's unaudited income statement and cash flows for the year then ended and CFI's unaudited balance sheet as of December 31, 1996 and CFI's unaudited income statement and cash flows for the year then ended (collectively, the "CFI Financial Statements"). The CFI Financial Statements
(a) are in accordance with the books and records of CFI and (b) fairly and accurately represent the financial condition of CFI at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year end adjustments). Since the Balance Sheet Date, CFI has not incurred any debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those incurred in the ordinary course of CFI's business, consistent with past practice that are not material in amount either individually or collectively.

                 2.8 Taxes. To CFI's knowledge, CFI has filed all federal, state, local and foreign tax and material information returns required to be filed prior to the date hereof, has paid all taxes required to be paid in respect of all periods prior to the date hereof for which returns have been filed, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the CFI Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by CFI to Prism. To CFI's knowledge, CFI is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. No tax return of CFI has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section 2.8, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Since its inception, CFI has made an election under the Code and state income tax laws to be treated as an S Corporation. Such election will remain valid through the Closing Date. All taxes arising by reason of such election (including, but not limited to, the corporate level built in gain and capital gain taxes described in Section 1374 of the Code or a predecessor section of the Code) have been or will be paid by the CFI Shareholders no matter when assessed. CFI has no current or deferred federal income tax liabilities and will not as a result of the merger become liable for any income tax not adequately reserved against on the Financial Statements.
CFI has not filed a consent pursuant to Section 341(f) of the Code. If CFI were to become subject to an audit by the Internal Revenue Service or any state taxing agency or authority for tax years or periods prior to the Effective Time (including, but not limited to, any short tax year resulting from the Merger), the CFI Shareholders will use all reasonable efforts to resolve all such audits in a manner consistent with the intentions of CFI and Prism as expressed in this Agreement.

                 2.9 Title to Properties. CFI has good title to all of its assets as shown on the balance sheet as of the Balance Sheet Date included in the CFI Financial Statements, free and clear of all liens, charges, encumbrances or restrictions (other than for taxes not yet due and payable and Permitted Liens as defined below), other than such assets, set forth on Item 2.9, as were sold by CFI in the ordinary course of business since the Balance Sheet Date or which are subject to capitalized leases. "Permitted Liens" means any lien, mortgage, encumbrance or restriction which is reflected in the CFI Financial Statements and is not in excess of $10,000 and which does not materially detract from the value or materially interfere with the use, as currently utilized, of the properties subject thereto or affected thereby or otherwise materially impair the business operations being conducted thereon. Except as set forth in Item 2.9, there are no UCC financing statements of record with the state of California naming CFI as debtor and CFI owns no property in any other state. All machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which CFI is a party are fully effective and afford CFI peaceful and undisturbed possession of the subject matter of the lease. CFI is not in violation of any material zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and CFI has not received any notice of such violation with which it has not complied.

                 2.10 Absence of Certain Changes. Since the Balance Sheet Date, CFI has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Balance Sheet Date, and except as set forth in Item 2.10, since the Balance Sheet Date there has not been with respect to CFI:

                          (a)     any change in the financial condition,
properties, assets, liabilities, business or results of operations of CFI, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on CFI or its ability to develop or market the data quality management line of software products (including the Customer Relationship Management System products);

                          (b)     any contingent liability incurred by CFI as
guarantor or surety with respect to the obligations of others;

                          (c)     any mortgage, encumbrance or lien placed on
any of the properties of CFI;

                          (d)     any material obligation or liability incurred
by CFI other than in the ordinary course of business;

                          (e)     any purchase or sale or other disposition, or
any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of CFI other than in the ordinary course of business;

                          (f)     any damage, destruction or loss, whether or
not covered by insurance, materially and adversely affecting the properties, assets or business of CFI;

                          (g)     any declaration, setting aside or payment of
any dividend on, or the making of any other distribution in respect of, the capital stock of CFI, any split, stock dividend, combination or recapitalization of the capital stock of CFI or any direct or indirect redemption, purchase or other acquisition by CFI of the capital stock of CFI;

                          (h)     any labor dispute or claim of material unfair
labor practices, any change in the compensation payable or to become payable to any of CFI's officers, employees or agents earning compensation at an anticipated annual rate in excess of $10,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

                          (i)     any change with respect to the management,
supervisory, development or other employees of CFI (the management, supervisory, development and other employees of CFI are listed on Item 2.10(i) hereof);

                          (j)     any payment or discharge of a material lien
or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the CFI Financial Statements or (ii) incurred in the ordinary course of business after the Balance Sheet Date; or

                          (k)     any obligation or liability incurred by CFI
to any of its officers, directors or shareholders, or any loans or advances made to any of its officers, directors, shareholders or affiliates, except normal compensation and expense allowances payable to officers.

                 2.11     Agreements and Commitments.  Except as set forth in
Item 2.11 delivered by CFI to Prism herewith, CFI is not a party or subject to any oral or written executory agreement, contract, obligation or commitment that is material to CFI, its financial condition, business or prospects or which is described below and is not terminable within 60 days without cost or penalty to CFI, including but not limited to the following:

                          (a)     Any contract, commitment, letter agreement,
quotation or purchase order providing for payments by or to CFI in an aggregate amount of (i) $25,000 or more in the ordinary course of business or (ii) $10,000 or more not in the ordinary course of business;

                          (b)     Any license agreement under which CFI is
licensor (except for any nonexclusive software license granted by CFI to end-user customers where the form of the license, excluding standard immaterial deviations, has been provided to Prism 's counsel); or under which CFI is licensee (except for standard "shrink wrap" licenses for off-the-shelf software products);

                          (c)     Any agreement by CFI to encumber, transfer or
sell rights in or with respect to any CFI Intellectual Property (as defined in Section 2.12 hereof);

                          (d)     Any agreement for the sale or lease of real
or personal property involving more than $10,000 per year;

                          (e)     Any dealer, distributor, sales
representative, original equipment manufacturer, value added reseller or other agreement for the distribution of CFI's products;

                          (f)     Any franchise agreement or financing
statement;

                          (g)     Any stock redemption or purchase agreement;

                          (h)     Any joint venture contract or arrangement or
any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

                          (i)     Any instrument evidencing indebtedness for
borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness or any advance to any employee of CFI incurred or made in the ordinary course of business, and except as disclosed in the CFI Financial Statements; or

                          (j)     Any contract containing covenants purporting
to limit CFI's freedom to compete in any line of business in any geographic area.

                          All agreements, contracts, obligations and
commitments listed in Item 2.11, Item 2.12, Item 2.15.3 or Item 2.15.6 as required by Section 2.11, Section 2.12, Section 2.15.3 or Section 2.15.6, as the case may be, are valid and in full force and effect, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; and except as expressly noted, a true and complete copy of each has been delivered to Prism or Prism 's counsel. Neither CFI nor, to the knowledge of CFI, any other party is in breach of or default under any material term of any such agreement, obligation or commitment.

                 2.12 Intellectual Property. CFI owns all right, title and interest in, or has the right to use, sell or license all patent applications, patents, trademark applications, trademarks, service marks, trade names, copyright applications, copyrights, trade secrets, know- how, technology, franchises, licenses, inventories, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records and other intellectual property and proprietary rights used in or reasonably necessary or required for the conduct of its business as presently conducted and the business of the development, production, marketing, licensing and sale of commercial products, including, but not limited to, the Customer Relationship Management System line of software products, using such intellectual property and proprietary rights ("CFI Intellectual Property"). CFI has taken all reasonable measures to protect all CFI Intellectual Property, and CFI is not aware of any infringement of any CFI Intellectual Property by any third party. Set forth on Item 2.12 delivered to Prism herewith is a true and complete list of all copyright, mask work and trademark registrations and applications and all patents and patent applications for CFI Intellectual Property owned by CFI. CFI is not aware of any material loss, cancellation, termination or expiration of any such registration or patent. The business of CFI as conducted as of the date hereof does not, and the business of the development, production, marketing, licensing and sale of commercial products using such intellectual property and proprietary rights after the Effective Time will not cause CFI to, infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and CFI has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person. CFI has the unrestricted, worldwide right to reproduce, manufacture, sell, license and distribute all of its products (such products being set forth in Item 2.12) and the right to use all of its registered user lists, and, to its knowledge, is not using any confidential information or trade secrets of any former employer of any past or present employees. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any CFI Intellectual Property (the "CFI IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any CFI Intellectual Property or materially impair the right of CFI to use, sell or license any CFI Intellectual Property or portion thereof. There are no royalties, honoraria, fees or other payments payable by CFI to any person by reason of the ownership, use, license, sale or disposition of the CFI Intellectual Property (other than as set forth in the CFI IP Rights Agreements listed in Exhibit 2.12). Neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by CFI or currently under development by CFI violates any license or agreement between CFI and any third party. CFI has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material CFI Intellectual Property. All officers, employees and consultants of CFI have executed and delivered to CFI an agreement regarding the protection of proprietary information and the assignment to CFI of all intellectual property rights arising from the services performed for CFI by such persons.

                 2.13 Compliance with Laws. To its knowledge, CFI has complied, or prior to the Closing Date (as defined in Section 6.1 hereof) will have complied, and is or will be at the Closing Date (as defined in Section 6.1 hereof) in full compliance, in all respects material to CFI, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees of which it is aware, applicable to CFI or to the assets, properties and business of CFI, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of CFI's owned, leased or licensed real or personal property, products or technical data, (ii) employment or employment practices, terms and conditions of employment, or wages and hours and (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21 hereof), building standards, zoning or other similar matters, (c) the Export Administration Act and regulations promulgated thereunder or other laws, regulations, rules, orders, writs, injunctions, judgments or decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. To its knowledge, CFI has received all material permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of its business as presently conducted.

                 2.14 Certain Transactions and Agreements. No person who is an officer, director or shareholder of CFI, or a member of any officer's, director's or shareholder's immediate family, has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with CFI or Prism (except with respect to any interest in less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded). No person who is an officer, director or shareholder of CFI, or any member of any officer's, director's or shareholder's immediate family, is directly or indirectly interested in any material contract or informal arrangement with CFI, including, but not limited to, any loan arrangements, except for compensation for services as an officer, director or employee of CFI as listed in Item 2.15.3. None of such officers, directors, shareholders or family members has any interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, copyrights, trademarks, trade names or trade secrets, used in the business of CFI, except for the normal rights of a shareholder.

                 2.15     Employees.

                          2.15.1  Except as set forth in Item 2.15.1, (i) CFI
has no employment contract or consulting agreement currently in effect that is not terminable at will without penalty or payment of compensation by CFI (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions) and (ii) all employees and consultants of CFI have executed CFI's standard form of assignments of copyright and other intellectual property rights to CFI, copies of which have been delivered to Prism and Prism's counsel.

                          2.15.2  CFI (a) has never been and is not now subject
to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (d) has no current labor dispute. CFI has good labor relations, and CFI has no knowledge of any facts indicating that the consummation of the transactions provided for herein (other than the contemplated reductions in force associated therewith) will have a material adverse effect on its labor relations, and has no knowledge that any of its key employees (each of whom is listed on Item 2.10(i)) intends to leave its employ.

                          2.15.3  Item 2.15.3 delivered by CFI to Prism
herewith contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by CFI (the "Employee Plans"), including without limitation all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). CFI has delivered true and complete copies or descriptions of all the Employee Plans to Prism and Prism 's counsel. Each of the Employee Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. All such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) which are intended to qualify under Section

401(a)(8) of the Code have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984. In addition, CFI has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which CFI sponsors as employer or in which CFI participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of CFI are in material compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries. No employee of CFI and no person subject to any CFI health plan has made medical claims through such health plan during the twelve months preceding the date hereof for more than $10,000 in the aggregate, or has any catastrophic illness.

                          2.15.4  To the knowledge of CFI, no employee of CFI
is in material violation of any term of any employment contract, patent disclosure agreement or noncompetition agreement or any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by CFI or to use trade secrets or proprietary information of others, and the employment of any employee of CFI does not subject CFI to any liability to any third party.

                          2.15.5  Except as set forth in the CFI Disclosure
Letter, CFI is not a party to any (a) agreement with any executive officer or other key employee of CFI (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CFI in the nature of any of the transactions contemplated by this Agreement. the Certificate of Merger and the Agreement of Merger, (ii) providing any term of employment or compensation guarantee or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or
(b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement, the Certificate of Merger and the Agreement of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, the Certificate of Merger and the Agreement of Merger. CFI is not obligated to make any excess parachute payment, as defined in Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent Section 280G of the Code is applicable to CFI.

                          2.15.6  A list of all employees, officers and
development consultants of CFI and their current compensation and benefits as of the date of this Agreement is set forth on Item 2.15.6, which CFI has delivered to Prism.

                          2.15.7  All contributions due from CFI with respect
to any of the Employee Plans have been made or accrued on CFI's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                 2.16 Corporate Documents. CFI has made available to Prism for examination all documents and information listed in Items 2.1 through 2.22 or other exhibits called for by this Agreement which have been requested by Prism 's legal counsel, including, without limitation, the following: (a) copies of CFI's Articles of Incorporation and Bylaws as currently in effect;
(b) CFI's minute book containing all records of all proceedings, consents, actions and meetings of CFI's directors, committees of the board of directors and shareholders; (c) CFI's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to CFI, or any securities of CFI, and all applications for such permits, orders and consents.

                 2.17 No Brokers. CFI is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement, the Certificate of Merger or the Agreement of Merger or in connection with any transaction provided for herein or therein.

                 2.18 Disclosure. This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by CFI to Prism under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                 2.19 Books and Records. The books, records and accounts of CFI (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of CFI and
(d) accurately and fairly reflect the basis for the CFI Financial Statements. CFI has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of CFI is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                 2.20 Insurance. CFI maintains fire and casualty, workers compensation and general liability insurance as listed on Item 2.20 which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

                 2.21     Environmental Matters.

                          2.21.1  During the period that CFI has leased the
premises currently occupied by it and those premises occupied by it since the date of its incorporation, CFI has not made and to its knowledge, there have been no disposals, releases or threatened releases of

Hazardous Materials (as defined below) on, from or under any such premises that would have a material adverse effect upon the business or financial statements of CFI. CFI has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such premises, which may have occurred prior to CFI having taken possession of any of such premises that would have a material adverse effect upon the business or financial statements of CFI. For purposes of this Agreement, the terms "disposal," "release," and "threatened release" have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement, "Hazardous Materials" mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing Date (as defined in Section 6.1 hereof) regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.;
(iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.;
(v) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes; or (vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

                          2.21.2  During the time that CFI has leased the
premises, to its knowledge, none of the premises currently leased by CFI or any premises previously occupied by CFI is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such premises.

                          2.21.3  During the time that CFI has leased the
premises currently occupied by it or any premises previously occupied by CFI, neither CFI nor, to CFI's knowledge, any third party, has used, generated, manufactured or stored in such premises or transported to or from such premises any Hazardous Materials that would have a material adverse effect upon the business or financial statements of CFI.

                          2.21.4  During the time that CFI has leased the
premises currently occupied by it or any premises previously occupied by CFI, there has been no litigation, proceeding or administrative action brought or threatened in writing against CFI, or any settlement reached by CFI with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such premises.

                          2.21.5  During the period that CFI has leased the
premises currently occupied by it or any premises previously occupied by CFI, to its knowledge, no Hazardous Materials have been transported from such premises to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

                 2.22 Government Contracts. All representations, certifications and disclosures made by CFI to any Government Contract Party (as defined below) have been in all material respects current, complete and accurate at the times they were made. There have been no acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) relating to any of CFI's contracts with any Government Contract Party (as defined below) in either case that have led to or could lead to, either before or after the Closing Date (as defined in Section 6.1 hereof), (a) any claim or dispute involving CFI and/or Prism as successor in interest to CFI and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. There has been no act or omission that relates to the marketing, licensing or selling to any Government Contract Party (as defined below) of any of CFI technical data and computer software and that has led to or could lead to, either before or after the Closing Date (as defined in Section 6.1 hereof), any material cloud on any of CFI's rights in and to its technical data and computer software. All of CFI's development of technical data and computer software was developed exclusively at private expense. For purposes of this
Section 2.22, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of the federal government, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

                 2.23     CFI Shareholders' Representations.

                          2.23.1  Information.  Each of the CFI Shareholders
acknowledges that he has received, read and understands the Prism Disclosure Package (as defined in Section 3.6 of this Agreement).

                          2.23.2  Access to Other Information.  Each of the CFI
Shareholders recognizes that Prism has made available to such CFI Shareholder the opportunity to examine such additional documents from Prism and to ask questions of, and receive full answers from, Prism concerning, among other things, Prism, its financial condition, its management, its prior activities and any other information which the CFI Shareholder considers relevant or appropriate in connection with entering into this Agreement. The CFI Shareholder further represents that the oral information provided by Prism 's management, if any, has been consistent with the information set forth in the Prism Disclosure Package.

                          2.23.3  Risks of Investment.  Each of the CFI
Shareholders acknowledges that the shares of Prism Common Stock issued in connection with the Merger (the "Restricted Securities") are unregistered and may not be resold publicly for a period of one year under Rule 144 unless the shares are registered with the SEC. Each of the CFI Shareholders accepts the risks of holding such shares indefinitely and the other risks set forth in the Prism Disclosure Package. Each of the CFI Shareholders, together with his advisors, is capable of assessing the risks of an investment in Prism Common Stock and is fully aware of the economic risks thereof. Each of the CFI Shareholders acknowledges that Prism 's operating results have in the past and may in the current period and in future periods not meet the expectations of securities analysts and that failure to meets such expectations would be likely to have a material adverse effect on the trading price of Prism Common Stock.

                          2.23.4  Investment Intent.  Each of the CFI
Shareholders is receiving the Restricted Securities in the Merger for investment for such CFI Shareholder's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                          2.23.5  Restricted Securities.  Each of the CFI
Shareholders acknowledges and understands that the terms of the Merger have not been reviewed by the SEC or by any state securities authorities, that the Prism Common Stock received by the CFI Shareholder pursuant to the Merger has not been registered under the Securities Act and constitutes "restricted securities" under Rule 144(d) of the Securities Act, and has been issued in reliance on the exemptions for non-public offerings provided by Rule 506 and
Section 4(2) of the Securities Act, which exemptions depend upon, among other things, the representations made and information furnished by the CFI Shareholder, including the bona fide nature of the CFI Shareholder's investment intent as expressed above.

                          2.23.6  Rule 144.  Each of the CFI Shareholders
acknowledges that, the CFI Shareholder will not be able to publicly sell the Restricted Securities until one year after the Effective Date of the Merger. After that date, the CFI Shareholder may sell the Restricted Securities under Rule 144. The CFI Shareholder is familiar with the provisions of Rule 144 promulgated under the Securities Act which permit limited public resale of "restricted securities," subject to the satisfaction of certain conditions. Each of the CFI Shareholders understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or some other exemption from the registration requirements of the Securities Act will be required in order to dispose of the Restricted Securities, and that such stockholder may be required to hold his shares for a significant period of time prior to reselling them.

                          2.23.7  Legends.  Each of the CFI Shareholders also
understands and agrees that there will be placed on the certificates evidencing the ownership of the Restricted Securities, the following legends, in addition to any legends required by applicable state laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT (1) A REGISTRATION STATEMENT UNDER THE ACT (AND CURRENT PROSPECTUS) IS IN EFFECT AS TO THE SECURITIES, (2) AN EXEMPTION THEREFROM IS AVAILABLE, OR (3) THE SECURITIES ARE SOLD PURSUANT TO RULE 144 OF THE ACT.

                          2.23.8  Stop Transfer Instructions; No Requirement to
Transfer. Each of the CFI Shareholders agrees that, in order to ensure compliance with the restrictions referred to herein, Prism may issue appropriate "stop transfer" instructions to its transfer agent. Prism shall not be required (i) to transfer or have transferred on its books any Prism Common Stock that has been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Prism Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Prism Common Stock shall have been so transferred in violation of any provision of this Agreement. Prism agrees that such stop transfer instructions and legends will be promptly removed if the provisions of the Securities Act are complied with.

                          2.23.9  No Intention to Transfer.  Each of the CFI
Shareholders has no current plan or intention to engage in a sale, exchange, transfer, distribution, redemption or reduction in any way of the CFI Shareholder's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly, of more than fifty percent of any of the Prism Common Stock to be received by such CFI Shareholder in the Merger.

                          2.23.10  Accuracy of Information.  All information
that each of the CFI Shareholders provides to Prism hereunder concerning such CFI Shareholder's financial position and knowledge of financial and business matters is correct and complete as of the date set forth above.

                          2.23.11  Ability to Bear Economic Risk.  Whether or
not each of the CFI Shareholder is an "accredited" investor, each of the CFI Shareholders represents that he (i) is able to bear the economic risk of the CFI Shareholder's investment, (ii) is able to hold the Restricted Securities for an indefinite period of time, (iii) can afford a complete loss of the CFI Shareholder's investment in the Restricted Securities and (iv) has adequate means of providing for the CFI Shareholder's current needs and possible personal contingencies and has no need for liquidity in this investment.

                          2.23.12  No Public Solicitation.  Each of the CFI
Shareholders represents that at no time was such CFI Shareholder presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the Merger.

         3.      REPRESENTATIONS AND WARRANTIES OF PRISM

                 Prism hereby represents and warrants, that, except as set forth on the Prism disclosure letter delivered to CFI herewith:

                 3.1 Organization and Good Standing. Prism is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

                 3.2      Power, Authorization and Validity.

                          3.2.1  Prism has the corporate right, power, legal
capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Prism is or will be a party that are required to be executed pursuant to this Agreement (the "Prism Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Prism Ancillary Agreements have been duly and validly approved and authorized by Prism 's Board of Directors.

                          3.2.2  No filing, authorization or approval,
governmental or otherwise, is necessary to enable Prism to enter into, and to perform its obligations under, this Agreement and the Prism Ancillary Agreements, except for (a) the filing of the Certificate of Merger and the

Agreement of Merger with the Delaware and California Secretaries of State, respectively, the the filing of such officers' certificates and other documents as are required to effectuate the Merger under Delaware and California law and the filing of appropriate documents with the relevant authorities of other states in which Prism is qualified to do business, if any, and (b) such post-closing filings as may be required to comply with federal and state securities laws.

                          3.2.3  This Agreement and the Prism Ancillary
Agreements are, or when executed by Prism will be, valid and binding obligations of Prism, enforceable against Prism in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Certificate of Merger, the Agreement of Merger and the Prism Ancillary Agreements will not be effective until the earlier of the Effective Time or the date provided for therein.

                 3.3 No Violation of Certificate, Existing Agreements or Laws. Neither the execution nor delivery of this Agreement or any Prism Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Prism, as currently in effect, or (b) in any material respect, any contract that is material to Prism 's business or (c) any federal, state, local or foreign judgment, writ, decree, order, statute or regulation applicable to and that would have a material adverse effect on Prism or its assets or properties.

                 3.4 Litigation. Except as set forth in the Prism Disclosure Package, there is no action, proceeding or investigation pending or, to Prism's actual knowledge, threatened against Prism before any court or administrative agency that, if determined adversely to Prism, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Prism.

                 3.5 Absence of Certain Changes. Since September 30, 1997, except as set forth in Item 3.5 of the Prism Disclosure Letter, there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of Prism, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or can reasonably be expected to have a material adverse effect on Prism or its ability to develop or market the data warehouse line of software products.

                 3.6 Disclosure. Prism has furnished CFI with its annual report on Form 10-K for its fiscal year ended December 31, 1996, its proxy statement for its annual stockholders meeting held on May 27, 1997, its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and all other reports or documents required to be filed by Prism pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent quarterly report on Form 10-Q (the "Prism Disclosure Package"). The Prism Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to CFI pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


         4.      CFI PRECLOSING COVENANTS

                 During the period from the date of this Agreement until the Effective Time, CFI covenants to and agrees with Prism as follows:

                 4.1 Advice of Changes. CFI will promptly advise Prism in writing, to the extent of the knowledge of CFI's President, Chief Executive Officer or Chief Financial Officer, (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of CFI contained in this Agreement, if made on or as of the date of such event or the Closing Date (as defined in Section 6.1 hereof), untrue or inaccurate in any material respect and (b) of any material adverse change in CFI's financial condition, properties, assets, liabilities, business, results of operations or prospects.

                 4.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the period from the date hereof until the Closing Date (as defined in Section 6.1 hereof). If CFI becomes aware of a material deterioration in the relationship with any material customer, supplier or key employee, it will promptly bring such information to the attention of Prism in writing and, if requested by Prism, will exert all reasonable efforts to restore the relationship.

                 4.3 Conduct of Business. CFI will not, without the prior written consent of the President of Prism, not to be unreasonably withheld:

                          (a)     borrow any money;

                          (b)     enter into any transaction not in the
ordinary course of business or enter into any transaction or make any commitment involving an expense of CFI or capital expenditure by CFI in excess of $10,000;

                          (c)     encumber or permit to be encumbered any of
its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                          (d)     dispose of any of its material assets except
in the ordinary course of business consistent with past practice;

                          (e)     enter into any material lease or contract for
the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice or enter into any agreement of the types described in Section 2.11;

                          (f)     fail to maintain its equipment and other
assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                          (g)     pay any bonus, royalty, increased salary or
special remuneration to any officer, employee or consultant (except pursuant to existing arrangements heretofore disclosed in writing to Prism ) or enter into any new employment or consulting agreement with any such person, or enter into any new agreement or plan of the type described in Section 2.15.3;

                          (h)     change accounting methods;

                          (i)     declare, set aside or pay any cash or stock
dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock, except as set forth on Item 4.3(i);

                          (j)     amend or terminate any contract, agreement or
license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                          (k)     lend any amount to any person or entity,
other than advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount, which travel and expenses shall be documented by receipts for the claimed amounts;

                          (l)     guarantee or act as a surety for any
obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice which are not material in amount;

                          (m)     waive or release any material right or claim
except in the ordinary course of business, consistent with past practice;

                          (n)     issue or sell any shares of its capital stock
of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, stock appreciation rights or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                          (o)     split or combine the outstanding shares of
its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                          (p)     except for the Merger, merge, consolidate or
reorganize with, or acquire any entity;

                          (q)     amend its Articles of Incorporation or
Bylaws;

                          (r)     agree to any audit assessment by any tax
authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Prism for its review prior to filing;

                          (s)     license any of CFI's technology or any of the
CFI Intellectual Property, except in the ordinary course of business consistent with past practice;

                          (t)     change any insurance coverage or issue any
certificates of insurance;

                          (u)     terminate the employment of any employee
listed in Item 2.10(i); or

                          (v)     agree to do any of the things described in
the preceding clauses 4.3(a) through 4.3(u).

                          4.4     Certain Agreements.  CFI will cause all
present employees and consultants of CFI who have not previously executed CFI's forms of assignments of copyright and other intellectual property rights to CFI to execute such forms, copies of which are attached hereto as Exhibit 4.4.

                          4.5     Regulatory Approvals.  CFI will execute and
file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Prism may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. CFI will use all reasonable efforts to obtain or assist Prism in obtaining all such authorizations, approvals and consents.

                          4.6     Necessary Consents.  CFI will use its best
efforts to obtain such written consents and take such other actions as may be necessary or appropriate for CFI, in addition to those set forth in Section 4.5, to facilitate and allow the consummation of the transactions provided for herein and to facilitate and allow Prism to carry on CFI's business after the Closing Date (as defined in Section 6.1 hereof).

                          4.7     Litigation.  CFI will notify Prism in writing
promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against CFI or threatened against it.

                          4.8     No Other Negotiations.  From the date hereof
until the termination of this Agreement (provided such termination is not in breach of this Agreement) or the consummation of the Merger, CFI will not, and will not authorize any officer, director, employee or affiliate of CFI, or any other person, on its behalf, directly or indirectly, to (a) solicit, facilitate, discuss or encourage any offer, inquiry or proposal received from any party other than Prism, concerning the possible disposition of all or any substantial portion of CFI's business, assets or capital stock by merger, sale or any other means or to otherwise solicit, facilitate, discuss or encourage any such disposition (other than the Merger), or (b) provide any confidential information to or negotiate with any third party other than Prism in connection with any offer, inquiry or proposal concerning any such disposition. CFI will immediately notify Prism of any such offer, inquiry or proposal.

                          4.9     Access to Information.  Until the Closing
Date (as defined in Section 6.1 hereof) and subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, CFI will provide Prism and its agents with reasonable access to the files, books, records and offices of CFI, including, without limitation, any and all information relating to CFI taxes, commitments, contracts, leases, licenses, real, personal and intangible property, and financial condition, and specifically including, without limitation, access to CFI source code reasonably necessary for Prism to complete its diligence review of the CFI products and technology. CFI will cause its accountants to cooperate with Prism and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                          4.10    Satisfaction of Conditions Precedent.  CFI
will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and CFI will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                          4.11    Blue Sky Laws.  CFI shall use its best
efforts to assist Prism to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

                          4.12    Notification of Employee Problems.  CFI will
promptly notify Prism if any of CFI's officers becomes aware that any of the employees listed in Item 2.10(i) intends to leave its employ.

                          4.13    CFI Affiliates Agreements. To ensure that the
Merger will be accounted for as a "pooling of interests," CFI will cause its affiliates to sign and deliver to Prism a written agreement (the "CFI Affiliates Agreement"), substantially in the form of Exhibit 4.13 providing that such person will make no disposition (a) of CFI Common Stock in the 30 day period prior to the Effective Time or (b) of Prism Common Stock after the Effective Time until Prism shall have publicly released a report including the combined financial results of Prism, Sub and CFI for a period of at least 30 days of combined operations.

                 5.       PRISM PRECLOSING COVENANTS

                          During the period from the date of this Agreement
until the Effective Time, Prism covenants to and agrees with CFI as follows:

                          5.1     Regulatory Approvals.  Prism will execute and
file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which CFI may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. Prism will use all reasonable efforts to obtain all such authorizations, approvals and consents.

                          5.2     Satisfaction of Conditions Precedent.  Prism
will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Prism will use all reasonable efforts to cause the transactions provided for in this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

                          5.3     Blue Sky Laws.  Prism shall use its best
efforts to assist CFI to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions applicable in connection with the Merger.

                          5.4     Advice of Changes.  Prism will promptly
advise CFI in writing, to the extent of the knowledge of Prism's President, Chief Executive Officer or Chief Financial Officer, (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Prism contained in this Agreement, if made on or as of the date of such event or the Closing Date (as defined in Section 6.1 hereof), untrue or inaccurate in any material respect and (b) of any material adverse change in Prism's financial condition, properties, assets, liabilities, business, results of operations or prospects.

                          5.5     Litigation.  Prism will notify CFI in writing
promptly after learning of any action, suit, proceeding or investigation by or before any court, board or governmental agency, initiated by or against Prism or threatened against it.

                          5.6     Prism Affiliates Agreements.  To ensure that
the Merger will be accounted for as a "pooling of interests," Prism will cause its affiliates to sign and deliver to Prism a written agreement (the "Prism Affiliates Agreement"), substantially in the form of Exhibit 5.5 providing that such person will make no disposition of Prism Common Stock (a) in the 30 day period prior to the Effective Time or (b) after the Effective Time until Prism shall have publicly released a report including the combined financial results of Prism, Sub and CFI for a period of at least 30 days of combined operations.

                 6.       CLOSING MATTERS

                          6.1     The Closing.  Subject to termination of this
Agreement as provided in Section 9 below, the closing of the transactions provided for herein (the "Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time on or before January 26, 1998, or, if all conditions to Closing have not been satisfied or waived by such date, such other place, time and date as CFI and Prism may mutually select (the "Closing Date"). Prior to or concurrently with the Closing, the Certificate of Merger, the Agreement of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the offices of the California and Delaware Secretaries of State, as appropriate. Accordingly, the Merger will become effective at the Effective Time.

                          6.2     Exchange of Certificates.

                                  6.2.1    As of the Effective Time, all shares
of CFI Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from Prism the number of shares of Prism Common Stock and cash determined as set forth in Section 1.1, subject to Section 1.2 hereof.

                                  6.2.2    At and after the Effective Time,
each certificate representing outstanding shares of CFI Common Stock will represent the number of shares of Prism Common Stock into which such shares of CFI Common Stock have been converted, and such shares of Prism Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, each holder of shares of CFI Common Stock will surrender (a) the certificates for such shares (the "CFI Certificates") to Prism for cancellation or (b) an affidavit of lost certificate (or nonissued) and a bond in form reasonably satisfactory to Prism (a "Bond"). Promptly following the Effective Time and receipt of the CFI Certificates and/or the Bonds, Prism will cause its transfer agent to issue to such surrendering holder certificate(s) for the number of shares of Prism Common Stock to which such holder is entitled pursuant to Section 1.1, subject to Section 1.2 hereof, less the Escrow Shares deposited into escrow pursuant to
Section 1.3 hereof, and Prism will distribute any cash payable under Section
1.2.

                                  6.2.3    All shares of Prism Common Stock
(and, if applicable, cash in lieu of fractional shares) delivered upon the surrender of CFI Certificates in accordance with the terms hereof will be delivered to the registered holder or placed in escrow with the Escrow Agent, as applicable. After the Effective Time, there will be no further registration of transfers of the shares of CFI Common Stock on the stock transfer books of CFI. If, after the Effective Time, CFI Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered or placed in escrow as provided in this Section 6.2. Notwithstanding anything herein to the contrary, except to the extent waived by Prism, any CFI Certificate that is not properly submitted to Prism for exchange and cancellation within three years after the Effective Time shall no longer evidence ownership of or any right to receive shares of Prism Common Stock and all rights of the holder of such CFI Certificate, with respect to the shares previously evidenced by such CFI Certificate, shall cease.

                                  6.2.4    Until CFI Certificates representing
CFI Common Stock outstanding prior to the Merger are surrendered pursuant to
Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of Prism Common Stock into which the shares of CFI Common Stock will have been converted, subject to the obligation to place a portion thereof in escrow as required hereby, and (b) if applicable, cash in lieu of fractional shares.

                 7.       CONDITIONS TO OBLIGATIONS OF CFI

                 CFI's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by CFI, but only in a writing signed on behalf of CFI by its President or Chief Financial Officer):

                          7.1     Accuracy of Representations and Warranties.
The representations and warranties of Prism set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing, and CFI shall have received a certificate to such effect executed on behalf of Prism by its Chief Financial Officer.

                          7.2     Covenants.  Prism shall have performed and
complied in all material respects with all of its covenants contained in
Section 5 on or before the Closing Date, and CFI shall have received a certificate to such effect executed on behalf of Prism by its Chief Financial Officer.

                          7.3     Compliance with Law.  There shall be no
order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                          7.4     Government Consents.  There shall have been
obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

                          7.5     Documents.  CFI shall have received all
written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by CFI's legal counsel to consummate the transactions provided for herein.

                          7.6     No Litigation.  No litigation or proceeding
shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Prism that has not been previously disclosed to CFI herein.

                          7.7     Opinion of Prism 's Counsel.  CFI shall have
received from Fenwick & West LLP, counsel to Prism, an opinion substantially in the form of Exhibit 7.7.

                          7.8   Satisfactory Form of Legal and Accounting
Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to CFI's counsel.

                          7.9     Registration Rights Agreement.  The CFI
Shareholders shall have received the Registration Rights Agreement, substantially in the form attached hereto as Exhibit 7.9, executed by the Prism, which agreement provides for the Registration of the Prism Common Stock on the terms and conditions of the Registration Rights Agreement.

                 8.       CONDITIONS TO OBLIGATIONS OF PRISM

                          The obligations of Prism hereunder are subject to the
fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Prism, but only in a writing signed on behalf of Prism by its President or Chief Financial Officer):

                          8.1     Accuracy of Representations and Warranties.
The representations and warranties of CFI set forth in Section 2 shall be true and complete in all material respects as of the Closing with the same force and effect as if they had been made at the Closing, and Prism shall have received a certificate to such effect executed on behalf of CFI by its President.

                          8.2     Covenants.  CFI shall have performed and
complied in all material respects with all of its covenants contained in
Section 4 on or before the Closing and Prism shall have received a certificate to such effect signed on behalf of CFI by its President.

                          8.3     Absence of Material Adverse Change.  There
shall not have been, in the reasonable judgment of the Board of Directors of Prism, any material adverse change in the business or financial condition of CFI.

                          8.4     Compliance with Law.  There shall be no
order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions provided for in this Agreement.

                          8.5     Government Consents.  There shall have been
obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

                          8.6     Documents.  Prism shall have received all
written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Prism 's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of CFI, except as disclosed in the CFI Disclosure Letter, and for Prism to consummate the transactions contemplated hereby.

                          8.7     No Litigation.  No litigation or proceeding
shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending which could reasonably be expected to have a material adverse effect on the financial condition or results of operations of CFI that has not been previously disclosed to Prism herein.

                          8.8     Opinion of CFI's Counsel.  Prism shall have
received Maher, Lee & Goddard LLP, counsel to CFI, an opinion substantially in the form of Exhibit 8.8, including, among other things, an opinion on the capitalization of CFI._

                          8.9     Requisite Approvals.  The principal terms of
this Agreement, the Certificate of Merger and the Agreement of Merger shall have been unanimously approved and adopted by the written consent or vote of all the CFI Shareholders.

                          8.10    Escrow.  Prism shall have received the Escrow
Agreement, substantially in the form attached hereto as Exhibit C, executed by the CFI Shareholders, which agreement provides for the escrow of the Escrow Shares on the terms and conditions of the Escrow Agreement.



                          8.11    Employment and Noncompetition Agreements.
Thuan D. Phan, Eddy Pao, Henry Lee and Lou De Freitas will each executed and delivered to Prism Employment Agreements substantially in the form attached as Exhibit B1-4, respectively, and Messrs. Phan and Pao have executed and delivered to Prism Noncompetition Agreements substantially in the form attached as Exhibit B5-6, respectively, which agreements will become effective upon the Effective Time of the Merger.

                 8.12 Termination of Rights. Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any CFI Shareholder shall have been terminated or waived as of the Closing.

                 8.13 Resignation of Directors. The directors of CFI in office immediately prior to the Effective Time of the Merger shall have resigned as directors of CFI effective as of the Effective Time of the Merger.

                 8.14 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to Prism's counsel.

         9.      TERMINATION OF AGREEMENT

                 9.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Merger by the shareholders of CFI:

                          (a)     by the mutual written consent of Prism and
CFI;

                          (b)     Unless otherwise specifically provided herein
or agreed in writing by Prism and CFI, upon notice by either party, this Agreement will be terminated if all the conditions to Closing have not been satisfied or waived on or before January 26, 1998 (the "Final Date") other than as a result of a breach of this Agreement by the terminating party, or a breach by any of the affiliates of the terminating party of the Affiliate Agreements.

                          (c)     by CFI, if there has been a breach by Prism
of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Prism, or if any representation of Prism will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on Prism and which Prism fails to cure within a reasonable time, not to exceed thirty (30) days, after written notice thereof (except that no cure period will be provided for a breach by Prism which by its nature cannot be cured);

                          (d)     by Prism, if there has been a breach by CFI
of any representation, warranty, covenant or agreement set forth in this Agreement on the part of CFI, or if any representation of CFI will have become untrue, in either case which has or can reasonably be expected to have a material adverse effect on CFI and which CFI fails to cure within a reasonable time not to exceed thirty (30) days after written notice thereof (except that no cure period will be provided for a breach by CFI which by its nature cannot be cured); or

                          (e)     by either party, if a permanent injunction or
other order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

                 Any termination of this Agreement under this Section 9.1 will be effective by the delivery of written notice of the terminating party to the other party hereto.

                 9.2 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 9, the parties hereto will continue to perform their respective obligations under Section 11 but will not be required to continue to perform their other covenants under this Agreement.

         10. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

                 10.1     Survival of Representations.

                          10.1.1  Representations of CFI and the CFI
Shareholders. All representations, warranties and covenants of CFI and the CFI Shareholders contained in this Agreement will remain operative and in full force and effect (but only as of the date they were made and as of the date of Closing) after the Closing, regardless of any investigation made by or on behalf of the parties to this Agreement; provided, however, that no claim for violations of (i) representations and warranties and covenants contained in Sections 2.3 and 2.12 shall be made unless Prism gives written notice to CFI on or prior to twelve months after the Closing and (ii) representations and warranties other than those in Sections 2.3 and 2.12 shall be made unless Prism gives written notice to CFI on or prior to the fifth business day after the issuance of Prism's press release regarding its audited financial results for the fiscal year ending December 31, 1997. The applicable date after which claims are barred under this Section 10.1.1 shall be referred to as the "Applicable Expiration Date." Except for the obligations of CFI and the CFI Shareholders under Section 11 below, the representations, warranties and covenants of CFI and the CFI Shareholders contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms.

                          10.1.2  Representations of Prism .  Except for Prism
's obligations pursuant to Section 11 below, Prism 's representations, warranties and covenants contained in this Agreement will terminate as of the termination of this Agreement in accordance with its terms or upon the Closing.

                 10.2     CFI Agreement to Indemnify.

                          10.2.1  Indemnification by CFI Shareholders.  Subject
to the limitations set forth in this Section 10.2, the CFI Shareholders will indemnify and hold harmless Prism and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Prism within the meaning of the Securities Act (hereinafter in this Section
10.2 referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, "Damages:

                          (a)  Arising out of any misrepresentation or breach
of or default in connection with any of the representations, warranties or covenants to be performed pre or post-closing given or made by CFI or the CFI Shareholders in this Agreement or any document delivered by CFI or by one of the CFI Shareholders pursuant hereto; or

                          (b)  Resulting from any failure of any CFI
Shareholder to have good, valid and marketable title to the issued and outstanding CFI capital stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such CFI capital stock in favor of the Merger and the other transactions contemplated by the Certificate of Merger and the Agreement of Merger.

                 In seeking indemnification for Damages under this Section, the Indemnified Persons shall make no claim for Damages unless and until such Damages aggregate at least $50,000, in which event such Indemnified Person may make claims for all Damages, at their option, and in their sole discretion, and exercise their remedies first with respect to the Escrow Shares and any other assets deposited in escrow pursuant to the Escrow Agreement. Each CFI Shareholder shall be liable only for that portion of Damages as corresponds to his pro-rata share of the consideration received in the Merger, with each share of Prism Common Stock being received in the Merger being valued at $______ (the closing price of the Prism common Stock on the Closing Date).

                          10.2.2  Survival of Claims.  Notwithstanding anything
to the contrary, if, prior to the expiration of a particular representation or warranty, an Indemnified Person makes a claim for indemnification under either this Agreement or the Escrow Agreement with respect to a misrepresentation or breach of such representation or warranty, then the Indemnified Person's rights to indemnification under this Section 10.2 for such claim shall survive any expiration of such representation or warranty

                          10.2.3  Indemnification Procedures.  Thuan D. Phan
shall act as representative of the CFI Shareholders (the "Representative") for purposes of the Escrow Agreement and the indemnification provisions of this
Section 10.2, is duly authorized to be such Representative and may bind the CFI Shareholders. Promptly after the receipt by Prism of notice or discovery of any claim, damage or legal action or proceeding giving rise to indemnification rights under this Agreement, Prism will give the Representative and the Escrow Agent written notice of such claim, damage, legal action or proceeding (a "Claim") in accordance with Section 3 of the Escrow Agreement. Prism may assert a claim at any time prior to the Applicable Expiration Date. Within ten days of delivery of such written notice, the Representative may, at the expense of the CFI Shareholders, elect to take all necessary steps properly to contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to the Representative. If the Representative makes the foregoing election, Prism will have the right to participate at its own expense in all proceedings. If the Representative does not make such election, Prism shall be free to handle the prosecution or defense of any such Claim, will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement satisfactory to Prism, and will notify the Representative of the progress of any such Claim, will permit the Representative, at the sole cost of the Representative, to participate in such prosecution or defense and will provide the Representative with reasonable access to all relevant information and documentation relating to the Claim and Prism 's prosecution or defense thereof. In any case, the party not in control of the Claim will cooperate with the other party in the conduct of the prosecution or defense of such Claim. Neither party will compromise or settle any such Claim without the written consent of either Prism (if the Representative defends the Claim) or the Representative (if Prism defends the Claim), such consent not to be unreasonably withheld.

                          (a)     The Representative shall have the power to
act with respect to all transactions contemplated by this Agreement, and to act for the CFI Shareholders in connection with any dispute, litigation or arbitration involving this Agreement, and to do or refrain from doing all such further acts and things, and execute all such documents as the Representative shall deem necessary or appropriate in connection with transactions contemplated by this Agreement, including without limitation, the power (i) to act for the CFI Shareholders with regard to matters pertaining to the indemnification referred to in this Agreement, including the power to compromise any claim on behalf of the CFI Shareholders and to transact matters of litigation; (ii) to consummate any transactions contemplated by the Escrow Agreement; (iii) to do or refrain from doing any further act or deed on behalf of the CFI Shareholders which the Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement, as fully and completely as each CFI Shareholder could do if personally present; and (iv) to receive all notices and service of process on behalf of the CFI Shareholders in connection with any claims or matters under this Agreement;

                          (b)     The Representative or any successor
Representative shall have the power to substitute any other CFI Shareholder as a successor Representative hereunder. In the event that the Representative is unable to perform his duties hereunder and unable to substitute a successor Representative by reason of the death or incapacity of the Representative and no substitute Representative has previously been appointed, a substitute Representative shall be appointed by CFI Shareholders holding a majority of the voting power of the shares of CFI as of the date of this Agreement.

                          (c)     The Representative shall act for the CFI
Shareholders on all matters set forth in this Agreement in a manner the Representative believes to be in the best interests of the CFI Shareholders and consistent with his obligations under this Agreement, but the Representative shall not be responsible to the CFI Shareholders for any loss or damages the CFI Shareholders may suffer by reason of the performance by the Representative of his duties under the Agreement, other than loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement. The CFI Shareholders agree, jointly and severally, to indemnify and hold harmless the Representative for any loss or damage arising from the performance of his duties as Representative hereunder, including, without limitation, the cost of any accounting firm or legal counsel retained by the Representative on behalf of the CFI Shareholders, but excluding any loss or damage arising from willful violation of the law or gross negligence in the performance of his duties under this Agreement.

                          (d)     All actions, decisions and instructions of
the Representative taken, made or given pursuant to the authority granted to the Representative hereunder shall be conclusive and binding upon all of the CFI Shareholders and no CFI Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Prism hereby acknowledges that the Representative may with respect to any particular action, decision or instruction, solicit the consent of the CFI Shareholders before acting.

                          (e)     The provisions of this Section are
independent and severable, shall constitute an irrevocable power of attorney coupled with an interest and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each CFI Shareholder.

                          10.2.4  Subrogation.  In the event that the CFI
Shareholders shall be obligated to indemnify any Indemnified Person pursuant to this Agreement, the CFI Shareholders shall, upon payment of such indemnity in full, be surrogated to all rights of such Indemnified Person with respect to the claim to which such indemnification relates.

         11.     MISCELLANEOUS

                 11.1 Governing Law; Dispute Resolution. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any dispute hereunder ("Dispute") shall be settled by arbitration in San Francisco, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

                          11.1.1  Compensation of Arbitrator. Any such
arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                          11.1.2  Selection of Arbitrator.  The American
Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

                          11.1.3  Payment of Costs.  Prism and CFI or the CFI
Shareholders after the Closing will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

                          11.1.4  Burden of Proof.  For any Dispute submitted
to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

                          11.1.5  Award.  Upon the conclusion of any
arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrator may not award punitive damages.

                          11.1.6  Terms of Arbitration.  The arbitrator chosen
in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                          11.1.7  Exclusive Remedy.  Except as specifically
otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

                 11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.


                 11.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                 11.4 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

                 11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                 11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the CFI Shareholders.

                 11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

                 11.8 Expenses. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, the CFI Shareholders will pay at or immediately before the Closing the accounting and attorneys' fees and expenses and other fees and expenses incurred by CFI and the CFI Shareholders in connection with the Merger, and neither Prism nor CFI will be responsible for such fees and expenses.

                 11.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:


                     (i)     If to Prism :

                             Prism Solutions, Inc.
                             1000 Hamlin Court
                             Sunnyvale, CA  94089
                             Attention:  Earl Charles, Chief Financial Officer

                             with a copy to:

                             Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, CA  94306
                             Attention:  Jacqueline A. Daunt
                             Phone:  (415) 858-7232
                             Fax:  (415) 494-1417

                     (ii)    If to CFI:

                             Customer Focus International, Inc.
                             600 City Parkway West, Suite 700
                             Orange, CA 92868
                             Attn:  Thuan D. Phan

                             with a copy to:

                             Maher, Lee & Goddard LLP
                             18500 Von Karman Avenue
                             Irvine, CA 92612
                             Attention:  Raymond A. Lee, Esq.
                             Phone:  (714) 253-0500
                             Fax:  (714) 253-0505
or to such other address as the party in question may have furnished to the other party by written notice given in accordance with this Section 11.9.

                 11.10 Construction of Agreement. The language hereof will not be construed for or against either party. A reference to an article, section or exhibit will mean an article or section in, or an exhibit to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

                 11.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                 11.12 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by the other party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

                 11.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                 11.14 Public Announcement. Prism and CFI will issue a press release approved by both parties announcing the Merger as soon as practicable following the execution of this Agreement. Thereafter, Prism may issue such press releases, and make such other disclosures regarding the Merger, as it determines to be required or appropriate under applicable securities laws or NASD for Nasdaq Stock Market rules. CFI will not make any other public announcement or disclosure of the transactions contemplated by this Agreement. CFI will take all reasonable precautions to prevent any trading in the securities of Prism by officers, directors, employees and agents of CFI having knowledge of any material information regarding Prism provided hereunder until the information in question has been publicly disclosed.

                 11.15 Confidentiality. Except as expressly authorized by Prism in writing, CFI will not directly or indirectly divulge to any person or entity or use any Prism Confidential Information, except as required for the performance of its duties under this Agreement. Except as expressly authorized by CFI in writing, Prism will not directly or indirectly divulge to any person or entity or use any CFI Confidential Information, except as required for the performance of its duties under this Agreement. As used herein, "Prism Confidential Information" consists of (a) any information designated by Prism as confidential whether developed by Prism or disclosed to Prism by a third party,
(b) the source code to any Prism software and any trade secrets relating to any of the foregoing, and (c) any information relating to Prism 's product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research development or know-how. As used herein, "CFI Confidential Information" consists of (x) any information designated by CFI as confidential whether developed by CFI or disclosed to CFI by a third party, (y) the source code to any CFI software, and any trade secrets related to any of the foregoing, and (z) any information relating to CFI product plans, product designs, product costs, product prices, product names, finances, marketing plan, business opportunities, personnel, research, development or know-how. "Prism Confidential Information" and "CFI Confidential Information" also include the terms and conditions of this Agreement, except as disclosed in accordance with Section 11.14 above. The foregoing restriction will apply to information about a party whether or not it was obtained from such party's employees, acquired or developed by the other party during such other party's performance under this Agreement, or otherwise learned. The foregoing restrictions will not apply to information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully received from a third party authorized by the party which is the owner, creator or compiler to make such disclosure without restriction,
(iii) has been approved or released by written authorization of the party which is the owner, creator or compiler, or (iv) is being or has theretofore been disclosed pursuant to a valid court order after a reasonable attempt has been made to notify the party which is the owner, creator or compiler.

                 11.16 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize their best efforts to satisfy all the conditions to Closing on or before January 26, 1998.

                 11.17 Entire Agreement. This Agreement, the exhibits hereto and the accompanying letter from Prism regarding CFI employees constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRISM SOLUTIONS, INC.                       CUSTOMER FOCUS INTERNATIONAL, INC.

By:  /s/ Earl Charles                       By: /s/ Thuan D. Phan
     -------------------------------------      -------------------------------
     Earl Charles, Chief Financial Officer      Thuan D. Phan, President and
                                                Chief Executive Officer


C ACQUISITION CORP.                         SHAREHOLDERS OF CUSTOMER
                                            FOCUS INTERNATIONAL, INC.
                                            (with respect to Articles 2, 10
                                            and 11 only)

By:  /s/ Earl Charles
     -------------------------------------
     Earl Charles, Chief Financial Officer  /s/ Thuan D. Phan
                                            -----------------------------------
                                            Thuan D. Phan



                                            /s/ Eddy Pao
                                            -----------------------------------
                                            Eddy Pao



                                            /s/ Michael Sheehy
                                            -----------------------------------
                                            Michael Sheehy















                        SIGNATURE PAGE TO AGREEMENT AND

                             PLAN OF REORGANIZATION



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